Exhibit 5.2

June 6, 2016
Ladder Capital Commercial Mortgage Securities LLC
345 Park Avenue, 8th Floor
New York, New York 10154
Re:	Ladder Capital Commercial Mortgage Securities LLC
Ladies and Gentlemen:
We have acted as special Delaware counsel for Ladder Capital Commercial Mortgage Securities LLC, a Delaware limited liability company (the “Company”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a)        The Certificate of Formation of the Company, dated February 4, 2013 (the “LLC Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 4, 2013;
(b)        The Limited Liability Company Agreement of the Company, dated as of March 11, 2013, entered into by the Persons (as defined therein) listed on the Members Schedule (as defined therein), as the members of the Company, and by the Springing Members (as defined therein);
(c)        The Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 25, 2016 (the “LLC Agreement”), entered into by the Persons (as defined therein) listed on the Members Schedule (as defined therein), as the members of the Company, and by the Springing Members (as defined therein);
(d)        The Company’s Registration Statement on Form SF-3 (No. 333-209731), as filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2016, as amended by the Pre-Effective Amendment No. 1 to Registration Statement on Form SF-3, as filed with the SEC on April 4, 2016, as further amended by the Pre-Effective Amendment No. 2 to Registration Statement on Form SF-3, as filed with the SEC on April 29, 2016, as further amended by the Pre-Effective Amendment No. 3 to Registration Statement on Form SF-3, to be filed with the SEC on the date hereof (as amended, the “Registration Statement”), including a related prospectus (the “Prospectus”); and
(e)        A Certificate of Good Standing for the Company, dated June 2, 2016, obtained from the Secretary of State.

Ladder Capital Commercial Mortgage Securities LLC
June 6, 2016

Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.
For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the LLC Agreement and the LLC Certificate are in full force and effect and have not been amended as of the date hereof, (ii) except to the extent provided in the opinion below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents.  We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.
This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

Ladder Capital Commercial Mortgage Securities LLC
June 6, 2016

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JGL/LYK